EXHIBIT 99.1

Educational Development Corporation Announces Record Results for January 2016

TULSA, Okla., Feb. 11, 2016 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for January 2016.

Net revenues for the month ended January 31, 2016, were a Company record for January of $4,753,100 when compared to $2,016,100 for the same month last year, an increase of 136%.

Net revenues for the home business division, Usborne Books & More (“UBAM”) were $4,037,200 for January 2016, compared to $1,199,900 for the same period in fiscal year 2015, up 236%.  The net revenue gain was primarily driven by the continued increase in the number of sales associates joining the organization, with 1,200 new consultants during the month of January 2016, compared to 200 in January last year.  At January 31, 2016, Usborne Books & More had just under 18,000 active consultants compared to 7,900 active at the same time last year.

As previously reported, the extraordinary growth in sales necessitated the Company to acquire larger facilities to accommodate the distribution of its products.  The new facilities will be operational on Monday, February 15, 2016.  Our current facility, previously for sale, has been removed from the market as it has been determined that the continued sales growth necessitates retaining the existing facility to accommodate the increased operational requirements.

About Educational Development Corporation
Educational Development Corporation sells children’s books, including Usborne Books and the Kane Miller line of international children’s titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with periodic new additions.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522